Consent of Independent Registered Public Accounting Firm We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-205043, 333-236108, 333-253059 and 333-269413) of our report dated March 28, 2023 relating to the consolidated financial statements of Ideanomics, Inc. and Subsidiaries appearing in this Annual Report (Form 10-K) as of and for the years ended December 31, 2022 and 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. GRASSI & CO., CPAs, P.C. Jericho, New York March 30, 2022